Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
JShinn@mti.com
MTI TECHNOLOGY ANNOUNCES NASDAQ DEFICIENCY NOTICE
Irvine, CA, December 11, 2006 – MTI Technology Corporation (Nasdaq Capital Market: MTIC) announced today that it received a Nasdaq Staff Determination Letter on December 5, 2006 indicating that it fails to comply with the $35,000,000 minimum market value of listed securities requirement for continued listing on The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(2)(B)(ii), and that its common stock is therefore subject to delisting from The Nasdaq Capital Market. MTI intends to request a hearing before the NASDAQ Listing Qualification Panel (the “Panel”) to review the staff determination. There can be no assurance the Panel will grant MTI’s request for continued listing. MTI’s appeal of the staff determination is also required to address its previously announced failure to comply with the minimum bid price requirement of Marketplace Rule 4310(c)(4). Pending a decision by the Panel, MTI’s securities will remain listed on The Nasdaq Capital Market.
About MTI Technology
MTI is a leading multi-national provider of consulting services and comprehensive information infrastructure solutions for mid to large-size organizations. With more than 20 years of expertise as a technology innovator, MTI is uniquely qualified to assess, design, implement and support a broad range of information management and infrastructure initiatives. As a strategic partner of EMC (NYSE: EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,500 customers throughout North America and Europe. Visit www.mti.com for more information.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding MTI’s expectations, hopes, beliefs or intentions regarding the future, including statements regarding MTI’s intentions regarding an appeal of Nasdaq’s delisting determination. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the volatility of MTI’s stock price and other factors affecting MTI’s business and its ability to regain compliance with applicable Nasdaq rules. Other important factors are set forth from time to time in MTI’s periodic and other filings with the Securities and Exchange Commission      , including its Form 10-K for the fiscal year ended April 1, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.
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